Exhibit 21.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction
Machine Box, Inc.	Delaware
PandoLogic, Inc.	Delaware
PandoLogic Ltd.	Israel
Veritone Alpha, Inc.	Delaware
Veritone Digital, Inc.	Delaware
Veritone Enterprise, LLC	Delaware
Veritone Politics, LLC	Delaware
Veritone UK Ltd.	United Kingdom
VocaliD, Inc.	Delaware
Table Rock Management, LLC	California
Broadbean, Inc.	Delaware
Broadbean Technology Limited	United Kingdom
Veritone Australia Pty Ltd	Australia
Veritone France, S.A.R.L.	France
Veritone AI India Private Limited	India